Exhibit 99.1

1400 Toastmaster Drive, Elgin, Illinois 60120 • (847) 741-3300 www.middleby.com

Middleby Appoints Stephen Scherger and Tejas Shah to its Board of Directors

Elgin, Ill., January 16, 2024 – The Middleby Corporation (NASDAQ: MIDD) today announced the expansion of its Board of Directors with the appointment of Stephen Scherger and Tejas Shah.

Mr. Scherger is Chief Financial Officer of Graphic Packaging Holding Company with extensive business expertise in audit, acquisitions, distribution, and capital strategies. Mr. Shah is Global Chief Information Officer of Fluence Energy and brings a deep knowledge of cybersecurity and IoT to the Middleby Board along with proven success in implementing business-to-business and business-to-consumer strategies.

“Steve and Tejas bring deep experience to the Middleby Board, expanding our proficiencies in risk management, cybersecurity, innovation, acquisitions and ESG matters,” said Tim FitzGerald, Middleby CEO. “Adding their perspectives to the Middleby Board will greatly enhance our ability to strategically grow and expand our business. With the deep and diverse expertise Steve and Tejas bring to Middleby, I am confident they will make an immediate contribution to our future success.”

“As Middleby expands globally, our strategic long-term objectives include growing through the internal development of innovation for our customers and adding new technologies through acquisitions. The experience Steve and Tejas bring to our Board will support us in these and other ongoing strategic endeavors,” Mr. FitzGerald continued.

Stephen Scherger is CFO of Graphic Packaging Holding Company, a position he has held since 2015. Under his leadership in this role the company has grown from $4 to $10 billion in revenues driven by above market organic growth and 20 completed acquisitions. His knowledge of global consumer packaging, including packaging of food for shared customers in the retail and restaurant industries, will be highly beneficial to Middleby. Prior to joining Graphic Packaging in 2012, Mr. Scherger spent 26 years in business and finance leadership positions with MeadWestvaco Corporation. He holds a B.S in Business Administration with a concentration in Accounting from Bowling Green State University and has an MBA in Finance from the University of Cincinnati.

Tejas Shah is currently the Global CIO of Fluence Energy, Inc. where he is responsible for leading digital transformation, cybersecurity, and global corporate engineering. Before Fluence Energy he successfully launched new solutions into the marketplace, which broadened his experience in supply chain, finance, engineering, sales, and marketing. Mr. Shah brings experience in consumer product connectivity to his new role which is highly complementary to current Middleby technology pursuits. His experience with advanced energy management will be highly relevant as Middleby continues to develop customer solutions in electrification and decreased energy usage. Mr. Shah holds a B.S. from Gujarat University, India, is a Chartered Accountant from the Institute of Chartered Accountants of India (ICAI) and received his MBA from Silicon Valley University.

“The addition of Steve and Tejas reflects our commitment to evolve and strengthen the Middleby Board which will support our continued growth and the future strategic direction of the company. We embarked upon an extensive process and reviewed a broad array of highly qualified candidates with a goal to enrich the Board of Directors. The distinct expertise and knowledge that both Steve and Tejas bring to Middleby will benefit our employees, customers, and shareholders,” said Gordon O’Brien, Middleby Board Chairman.

Egon Zehnder was engaged to facilitate the process with the Nominating Committee and the Board.

About The Middleby Corporation

The Middleby Corporation is a global leader in the foodservice industry. The company develops and manufactures a broad line of solutions used in commercial foodservice, food processing, and residential kitchens. Supporting the company’s pursuit of the most sophisticated innovation, the state-of-the-art Middleby Innovation Kitchens and Middleby Residential Showrooms showcase and demonstrate the most advanced Middleby brand solutions. In 2022 Middleby was named a World’s Best Employer by Forbes and is a proud philanthropic partner to organizations addressing food insecurity. For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

Contact: Darcy Bretz, Vice President of Corporate Communications, dbretz@middleby.com.